Exhibit 10.6

Agricultural Products Purchase Agreement

Seller: Hunan Xiangmei Food Co., Ltd. (Part A)
Purchaser: Henan Yunhe Cailanzi Development Co., Ltd. (Party B)

For the purpose to develop the long-term cooperation between the parties, this Agreement is entered into by and between the parties on terms and conditions mutually agreed upon as follows:

1.
For the purpose to ensure the sufficient productions in the second half year, Party B hereby purchases the agriculture products (Glutinous Rice, Sesame, Peanut, etc.) from Party A and the total amount shall be determined at the time when the above ordered products are delivered to Party B’s storages.

2.
Quality Requirement: The ordered products actually delivered to Party B’s storages shall be the same as the samples previously provided to Party B’s storages: percentage of the water contained shall be between 13.5% to 14%.

3.
Price: Glutinous Rice (￥3,300/ton), Peanut (￥8,000/ton) and Sesame (￥12,000/ton).  Once the above prices are agreed to by the parties herein, no party shall unilaterally adjust the prices according to the market prices.  Any adjustment made to the prices shall be mutually agreed to by the parties.  Party B shall be responsible for the delivery costs and expenses.

4.
Delivery and Payment: Upon the delivery from Party A to Party B, Party B shall conduct the quality inspection in Party B’s storages.  Upon passing the inspections, the transaction shall be confirmed as valid and Party B shall make the payment within 60 days.

5.
This Agreement shall be effective from 07/28/2010 to 04/30/2011 and shall be effective upon the parties’ signatures.  Any disputes between the parties under this Agreement shall be resolved through amicable negotiations in good faith.

Party A: (Corporate Seal)	Party B: (Corporate Seal)
Corporate Representative: Jilin Zhou	Corporate Representative: Zihua Zhu
Date: 07/28/2010	Date: 07/28/2010